Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The ONE Group Hospitality, Inc. (the “Company,” “us,” “we,” or “our”) is authorized to issue up to 75,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation, our bylaws, as amended, and applicable provisions of the Delaware General Corporation Law. We encourage you to read our charter, our bylaws and the applicable provisions of Delaware General Corporation Law for additional information. Our Common Stock is traded on the NASDAQ under the “STKS” symbol.

Common Stock

Our common stock is the only class of securities we have registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Our amended and restated certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

Our board of directors is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of common stock eligible to vote for the election of directors can elect all of the directors.

In the event of a liquidation, dissolution or winding up of the company, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights, or conversion rights. There are no sinking fund provisions applicable to the common stock.

Preferred Stock

Our board of directors may, without stockholder approval,  issue shares of one or more series of preferred stock with such designations, rights, and preferences as it determines. The issuance of preferred stock could have the effect of restricting dividends on our common stock (if any are declared), diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control of our company, all without further action by our stockholders.

Outstanding Warrants

As of March 24, 2020, outstanding warrants to acquire shares of our common stock were as follows:

•	100,000 shares at an exercise price of $2.61 per share, exercisable at any time through June 27, 2026.
•	300,000 shares at an exercise price of $2.61 per share, exercisable at any time through August 11, 2026.
•	340,000 shares at an exercise price of $2.39 per share, exercisable at any time through October 24, 2026.
•	875,000 shares at an exercise price of $1.63 per share, exercisable at any time through May 15, 2023.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in specified circumstances, including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is available for the resale of securities initially issued in an unregistered offering by companies that are, or previously were, shell companies like us, if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the
•	SEC reflecting its status as an entity that is not a shell company.

Although we meet the requirements above, if at any point we cease to meet the requirements—for example if we cease to be current in our Exchange Act report filings—our stockholders who received shares of our stock other than in a registered offering would cease to be able to rely on the safe harbor of Rule 144 for resales of their shares.

Anti-Takeover Provisions

The provisions of Delaware law and our amended and restated certificate of incorporation and bylaws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. These provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Classified board of Directors; Removal of Directors for Cause

Pursuant to our amended and restated certificate of incorporation and bylaws, our board of directors is divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the initial classification of directors, the term of office of the second class to expire at the second annual meeting of stockholders following the initial classification of directors, and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire, other than directors elected by the holders of any series of preferred stock under specified circumstances, will be elected for a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier death, resignation, retirement, disqualification or removal. Members of the board of directors may only be removed for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Board Size and Vacancies

Our amended and restated certificate of incorporation provides that the number of directors shall be fixed exclusively by majority vote of the total number of directors.  Vacancies on the board may be filled by a majority vote of the remaining directors then in office, and any director so chosen will hold that office for the remainder of the full term of the class of directors to which the new directorship was added.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

Our bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting date. For a special meeting, the notice must generally be delivered not earlier than the 10th day following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders

Special meetings of the stockholders may be called only by the Chairman of the board of directors, the Chief Executive Officer or President, or our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

No Stockholder Action by Written Consent

Any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.